EXHIBIT 99.1

Milacron Posts $.03 EPS in Second Quarter,
In Line With Recent Guidance

New Consolidations To Further Reduce Cost Structure

CINCINNATI, OHIO, July 27, 2001...Milacron Inc. (NYSE: MZ) today reported earnings per share of $.03 on a 20% sales decline in the quarter ended June 30, within the range of the company’s guidance issued four weeks ago. To further reduce its cost structure, Milacron also announced it will consolidate a number of small manufacturing operations in both its plastics and metalworking groups, which will result in charges of $12 million to $14 million in the third quarter and $3 million to $4 million in the fourth quarter, with anticipated cost savings of $18 million to $20 million in 2002.

Second-Quarter Consolidated Results
Sales in the second quarter of 2001 were $323 million, down 20% from $405 million in the second quarter of 2000. New orders fell 25% to $303 million from $404 million. Severely affected by lower sales volumes, underabsorption of fixed costs and additional severance and early retirement expenses, net earnings in the quarter fell to $1.1 million, or $.03 per share, from $16.7 million, or $.47 per share, a year ago. Earnings in the second quarter of 2001 were helped by tax benefits from operating losses in the U.S., an ongoing favorable effective tax rate in Europe and a one-time after-tax gain of $1.6 million on a land sale.

“The sharp falloff in capital spending and the declining rates of industrial production in North America continue to negatively affect our overall results,” said Ronald D. Brown, Milacron’s chairman, president and chief executive officer. “While we can’t control the economy, we have been making significant adjustments to the way we run our businesses in this environment.

“We are improving our competitiveness while maintaining a strong emphasis on cash flow. We continue to lower our cost structure by reducing overhead and fixed costs, which will benefit us when the upturn comes. In the second quarter, we were able to reduce inventory by about $8 million and generate over $12 million of net cash from operations,” Brown said.

First-Half Consolidated Results
For the first six months of the year, Milacron’s sales were $662 million and new orders were $647 million, compared to $801 million each in the first half of 2000. Adverse currency translation reduced reported sales and orders by $23 million and $19 million, respectively, compared to the year-ago period. Net earnings for the first six months of 2001 were $4.6 million, or $.13 per share, compared to $31.8 million, or $.88 per share, in 2000.

Segment Results
Plastics Technologies
Sales in the quarter were $169 million, down from $221 million in the second quarter of 2000, while new orders were $148 million versus $223 million. The group experienced sharp falloffs in each of its businesses with the greatest declines coming from injection molding and extrusion machinery in North America, which were down about 40% from the year-ago quarter. The group continues to hold the line on discounting and believes that, thanks to its leadership in energy-saving all-electric injection molding machines and in mold bases overall, it is gaining share in markets estimated to be down by more than 50%. Segment operating earnings in the second quarter of 2001 were $0.4 million compared to $25.9 million in the year-ago quarter.

Year to date, the plastics group’s sales and new orders were $346 million and $326 million compared to $439 million and $433 million, respectively, in the first half of 2000. Operating earnings were $9.8 million versus $48.0 million a year ago.

Metalworking Technologies
Sales and new orders each totaled $155 million in the second quarter, down from $183 million and $181 million in the second quarter of 2000. The year-ago quarter included $9 million in sales and orders from the group’s divested European industrial magnets business. Sales and orders in Europe and India were up in local currencies, but these gains were largely offset by adverse currency translation effects. In North America, demand for the group’s primary products, metalworking tools, fluids and abrasives, fell by approximately 15% due to reduced production rates in the automotive industry and most other metalworking sectors. Lower sales in North America led to a less favorable margin mix, and segment operating earnings fell to $8.5 million, or 5.5% of sales, from $15.8 million, or 8.6% of sales, in the year-ago quarter.

For the first half of 2001, the metalworking group’s sales and new orders were $317 million and $321 million, down from $362 million and $368 million, respectively, from last year. The 2000 totals included $17 million in sales and orders from the divested industrial magnet business. In the first six months of 2001, operating earnings were $19.7 million compared to $32.4 million in the same period last year.

New Consolidations
To further lower the company’s break-even point, in the third quarter Milacron plans to consolidate certain manufacturing operations in both groups. Specific details of the plan will be released when finalized over the next several weeks. As a result of these actions, the company expects to incur charges of approximately $12 million to $14 million, or $.22 to $.28 per share, in the third quarter and related expenses of $3 million to $4 million in the fourth quarter as well as $1 million to $2 million in the first two quarters of 2002. Overall, Milacron expects to achieve cost savings of approximately $18 million to $20 million in 2002, with some benefits realized as early as the fourth quarter of this year.

The new consolidations emphasize fixed-cost reduction and are in addition to a variety of measures taken in 2000 and in the first half of 2001. In 2000, the company completed a series of efficiency initiatives in Europe and North America, closing five manufacturing plants and five office facilities, while paring back global employment by almost 5%. Additional measures in the first half of 2001 further reduced employment levels in North America by 15%.

Milacron Inc. (NYSE: MZ) is a world leader in plastics processing and metalworking technologies with major manufacturing facilities in North America, Europe and Asia and 10,000 employees worldwide. Plastics technologies include injection molding machines, blow molding equipment, extrusion systems and wear items, mold bases, mold-making equipment and mold components, as well as aftermarket and MRO (maintenance, repair and operating) parts and services. Metalworking technologies include carbide metalcutting inserts, tool holders, carbide and high-speed steel round tools, metalworking fluids, grinding wheels, and carbide die and wear parts. For further information, visit the company’s web site, www.milacron.com, or call the toll-free investor hot line: 800-909-MILA (800-909-6452).

Milacron Inc. and Subsidiaries

Second Quarter 2001

	Three Months Ended June 30,			Six Months Ended June 30,

	2001	2000		2001	2000

Sales	$323,241,000	$404,512,000		$662,332,000	$801,446,000

Net earnings	1,091,000	16,750,000	(a)	4,599,000	31,827,000	(a)
Per Share
Basic	0.03	0.47		0.13	0.89
Diluted	0.03	0.47		0.13	0.88

Common Shares
Weighted average outstanding for basic EPS	33,185,000	35,401,000		33,205,000	35,775,000
Weighted average outstanding for diluted EPS	33,327,000	35,547,000		33,375,000	35,892,000
Outstanding at quarter end	33,302,000	34,849,000		33,302,000	34,849,000

(a)	Includes after tax restructuring costs of $.2 million, or $.01 per share, for the second quarter and $1.0 million, or $.03 per share, for the year to date.

Consolidated Earnings Milacron Inc. and Subsidiaries
Second Quarter 2001

(In millions, except per-share data)	Three Months Ended June 30,		Six Months Ended June 30,

	2001	2000	2001	2000

Sales	$323.2	$404.5	$662.3	$801.4
Cost of Products Sold	253.8	299.1	513.4	593.1

Manufacturing margins	69.4	105.4	148.9	208.3

Percent of sales	21.5%	26.1%	22.5%	26.0%

Other costs and expenses
Selling and administrative	63.0	67.3	126.0	133.5
Restructuring costs (a)	—	0.3	—	1.5
Other-net	1.6	2.9	3.6	7.2

Total other costs and expenses	64.6	70.5	129.6	142.2

Percent of sales	20.0%	17.4%	19.6%	17.7%

Operating earnings	4.8	34.9	19.3	66.1
Percent of sales	1.5%	8.6%	2.9%	8.2%

Interest expense - net of interest income	(9.6)	(9.8)	(19.2)	(19.1)

Earnings (loss) before income taxes and minority shareholders' interests	(4.8)	25.1	0.1	47.0
Provision (benefit) for income taxes	(6.9)	7.8	(5.7)	14.6

Earnings before minority shareholders' interests	2.1	17.3	5.8	32.4
Minority shareholders' interests	1.0	0.6	1.2	0.6

Net earnings	$1.1	$16.7	$4.6	$31.8

Earnings per common share
Basic	$0.03	$0.47	$0.13	$0.89

Diluted	$0.03	$0.47	$0.13	$0.88

(a)	Represents additional restructuring costs ($.2 million after tax, or $.01 per share, for the second quarter and $1.0 million, or $.03 per share, for the year to date) related to initiatives announced in 1999 to improve operating efficiency and strengthen synergies with recently acquired businesses and to consolidate Uniloy's European operations.

Note: These statements are unaudited and subject to year-end adjustments.

Consolidated Balance Sheets Milacron Inc. and Subsidiaries
Second Quarter 2001

(In millions)	June 30, 2001	June 30, 2000

Assets
Cash and cash equivalents	$36.7	$33.4
Notes and accounts receivable-net	181.5	226.1
Inventories	392.1	377.9
Other current assets	55.9	51.8
Property, plant and equipment-net	307.8	309.9
Other noncurrent assets	509.6	498.5

Total assets	$1,483.6	$1,497.6

Liabilities and Shareholders' Equity
Bank Borrowings and current portion of long-term debt	$155.6	$135.1
Trade accounts payable and advance billings and deposits	115.8	146.1
Other current liabilities	130.6	173.7
Long-term accrued liabilities	197.2	190.9
Long-term debt	410.9	373.2
Shareholders' equity	473.5	478.6

Total liabilities and shareholders' equity	$1,483.6	$1,497.6

Consolidated Cash Flows Milacron Inc. and Subsidiaries

(In millions)	Three Months Ended June 30,		Six Months Ended June 30,

	2001	2000	2001	2000

Increase (decrease) in cash and cash equivalents Operating activities cash flows
Net earnings	$1.1	$16.7	$4.6	$31.8
Depreciation and amortization	15.3	15.0	30.0	30.2
Working capital changes
Notes and accounts receivable	23.7	—	22.3	(13.3)
Inventories	7.9	(7.2)	(19.8)	(13.7)
Other current assets	(3.2)	(3.8)	(4.6)	(5.8)
Trade accounts payable and other current liabilities	(39.2)	2.0	(81.6)	(7.4)
Deferred income taxes and other-net	6.8	(2.7)	(0.1)	(2.8)

Net cash provided (used) by operating activities	12.4	20.0	(49.2)	19.0

Investing activities cash flows
Capital expenditures	(9.4)	(9.4)	(16.0)	(16.9)
Acquisitions and other-net	(24.7)	(3.1)	(24.4)	(2.8)
Divestitures	—	(3.0)	—	(3.0)

Net cash used by investing activities	(34.1)	(15.5)	(40.4)	(22.7)

Financing activities cash flows
Dividends paid	(4.1)	(4.3)	(8.1)	(8.7)
Issuance of long-term debt	5.4	110.1	5.4	110.1
Repayments of long-term debt	(0.2)	(132.6)	(3.7)	(132.8)
Increase in bank borrowings	26.8	21.1	96.0	12.2
Net purchase of treasury and other common shares	—	(11.6)	(3.7)	(23.9)

Net cash provided (used) by financing activities	27.9	(17.3)	85.9	(43.1)

Effect of exchange rate fluctuations on cash and cash equivalents	(0.2)	(0.4)	(0.8)	(1.1)

Increase (decrease) in cash and cash equivalents	6.0	(13.2)	(4.5)	(47.9)

Cash and cash equivalents at beginning of period	30.7	46.6	41.2	81.3

Cash and cash equivalents at end of period	$36.7	$33.4	$36.7	$33.4

Note: These statements are unaudited and subject to year-end adjustments.

Segment and Supplemental Information Milacron Inc. and Subsidiaries
Second Quarter 2001

(In millions)	Three Months Ended June 30,		Six Months Ended June 30,

	2001	2000	2001	2000

Plastics Technologies
Sales	$168.5	$221.4	$345.7	$439.0
Operating cash flow (a)	8.4	33.7	25.6	64.1
Segment earnings	0.4	25.9	9.8	48.0
Percent of sales	0.2%	11.7%	2.8%	10.9%
New Orders	148.4	223.1	326.0	432.8

Metalworking Technologies
Sales	$154.7	$183.1	$316.6	$362.4
Operating cash flow (a)	15.6	22.8	33.5	46.2
Segment earnings	8.5	15.8	19.7	32.4
Percent of sales	5.5%	8.6%	6.2%	8.9%
New Orders	154.5	181.2	321.3	368.2

Total Consolidated Operations
Sales	$323.2	$404.5	$662.3	$801.4
Operating cash flow (a)	20.1	50.2	49.3	97.8
Segment earnings	8.9	41.7	29.5	80.4
Restructuring costs (b)	—	(0.3)	—	(1.5)
Corporate expenses	(4.4)	(4.5)	(8.7)	(9.3)
Other unallocated expenses (c)	0.3	(2.0)	(1.5)	(3.5)

Operating earnings	4.8	34.9	19.3	66.1
Percent of sales	1.5%	8.6%	2.9%	8.2%
New Orders	302.9	404.3	647.3	801.0
Ending backlog	156.6	223.4	156.6	223.4

(a)	Represents EBITDA (earnings before interest, income taxes, depreciation and amortization).
(b)	Represents additional restructuring costs ($.2 million after tax, or $.01 per share, for the second quarter and $1.0 million, or $.03 per share, for the year to date) related to initiatives announced in 1999 to improve operating efficiency and strengthen synergies with recently acquired businesses and to consolidate Uniloy's European operations.
(c)	Other unallocated expenses include financing costs related to the sale of accounts receivable and in 2001, include a gain of $2.6 million ($1.6 million after tax, or $.05 per share) from the sale of surplus land.

Note: These amounts are unaudited and subject to year-end adjustments.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company’s most recent Form 10-Q on file with the Securities and Exchange Commission.